Exhibit 10.4
[SunCom Letterhead]
September 16, 2007
Mr. Raul Burgos
654 Munoz Rivera Avenue
Suite 2000
San Juan, Puerto Rico 00918
Dear Mr. Burgos:
          You previously entered into an employment agreement with SunCom Wireless Management Company, Inc. (the “Company”) dated as of September 6, 2006 (the “Employment Agreement”). Except as otherwise defined herein, all capitalized terms used herein shall have the meaning set forth in the Existing Employment Agreement. Each of the Company and SunCom Wireless Holdings Inc. (“SunCom”) pursuant to this letter agreement (this “Agreement”) hereby agrees to modify the terms of your Employment Agreement as set forth below:
     1. Sale Transaction Bonus. If (a) SunCom has executed an agreement to engage in the Sale Transaction (as hereinafter defined) by December 31, 2007, (b) such Sale Transaction has been consummated by December 31, 2008, (c) SunCom enters into the Sale Transaction and the Sale Proceeds (as hereinafter defined) allocable to the sale of the PR Business (as defined below) equals or exceeds Five Hundred and Fifty Million Dollars ($550,000,000), (d) the Executive remains actively employed (not on a leave of absence, other than an FMLA leave of absence) with the Company through the consummation of the Sale Transaction, (e) the Executive is otherwise in compliance with the terms of the Existing Employment Agreement as may be amended ay any time in the future, including by the terms of this Agreement, (f) the Executive complies with, and uses commercially reasonable efforts to take such actions as are necessary to cause the Company and its Affiliates to comply with, the terms and conditions of agreements entered into by the Executive or the Company or its Affiliates effecting or otherwise relating to the Sale Transaction, and (g) the Executive takes such action and uses commercially reasonable efforts to cause the Company or its Affiliates to implement or otherwise execute the business plan previously provided to the purchaser in connection with the Sale Transaction, the Executive will be entitled to the payment of a sale bonus of Three Hundred Seventy-Five Thousand Dollars ($375,000) (the “Sale Bonus”). The determination of the amount of Sale Proceeds allocable to the PR Business shall be made by SunCom’s Board in its sole discretion.
     The Sale Bonus shall be subject to applicable federal, state and local tax withholding required by law. Notwithstanding anything to the contrary contained herein: (i) if prior to the consummation of the Sale Transaction, the Executive’s employment is terminated by the Company without Cause or if the Executive dies, then the Executive (or his estate, as applicable) will be paid the Sale Bonus as provided in the following paragraph; and (ii) if the Executive’s employment is terminated by the Company for Cause prior to the consummation of the Sale Transaction, the Executive will be ineligible to receive any portion of the Sale Bonus.
     The benefit described in this Section 1 shall be payable in a single lump sum as soon as practicable, but not more than ten (10) business days following the consummation of the Sale Transaction (or receipt of Sale Proceeds which are not Contingent Sale Proceeds (as hereinafter defined) sufficient to trigger the Company’s obligation to pay a Sale Bonus); provided that any Sale Bonus amount the Executive (or his estate, as applicable) is entitled to receive pursuant to this Section 1, shall not be payable to the Executive (or his estate, as applicable) until such time as SunCom’s stockholders have received payment with respect to their equity interests pursuant to the terms of the agreement to engage in the Sale Transaction. In the event that any portion of the Sale Proceeds is required by the terms of the Sale Transaction to be placed into escrow, retained or held back by the buyer, or the payment thereof is otherwise subject to contingencies based upon the occurrence of future events (“Contingent Sale Proceeds”), the Sale Bonus shall not be paid unless and until the Sale Proceeds which are not Contingent Sale Proceeds allocable to the sale of the PR Business equal or exceed $550,000,000 (e.g., because sufficient Contingent Sale Proceeds have been released from escrow, no longer are retained or held back by the buyer, or no longer are subject to payment contingencies).
          In the event that the benefits described in this Section 1 constitute “deferred compensation” payable to a “key employee” of a publicly-traded corporation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, on account of separation from service, such benefit shall not be payable until six (6) months following Executive’s separation from service and shall not accrue interest during such 6-month period.
          Notwithstanding anything to the contrary contained herein, the Executive’s receipt of the Sale Bonus shall be contingent upon the Executive (or his executor, as applicable) executing and delivering a general release of claims against the Company and its Affiliates in a form reasonably consistent with the form attached hereto as Exhibit A.
          As used in this Agreement:
          (A) The term “Sale Transaction ” means the transaction or series of transactions currently contemplated by the Board of Directors of SunCom (the “Board”) as of the date of the execution of this Agreement whereby directly or indirectly (I) an acquisition, merger, consolidation, or other business combination pursuant to which the business or assets of SunCom are, directly or indirectly, combined with a third party not controlled (by ownership of a majority of the voting securities of such buyer or buyers) by SunCom’s current stockholders; (II) the acquisition, directly or indirectly, by a buyer or buyers (which term shall include a “group” of persons as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of equity interests or options, or any combination thereof constituting a majority of the then outstanding stock of SunCom or possessing a majority of the then outstanding voting power of SunCom (except as may occur with current stockholders or debtholders as a result of a restructuring), other than a buyer or buyers controlled by the current SunCom stockholders by ownership of a majority of the voting securities of such buyer or buyers;

(III) any other purchase or acquisition, directly or indirectly, by a buyer or buyers other than a buyer or buyers controlled by the current SunCom stockholders; by ownership of a majority of the voting securities of such buyer or buyers; or (IV) the formation of a joint venture or partnership with SunCom or direct investment in SunCom for the purpose of effecting a transfer of a significant interest in SunCom to a third party.
          With respect to the Executives performing services primarily in connection with the operation of the businesses representing the Puerto Rico and U.S. Virgin Islands segment of SunCom (the “PR Business”), the term “Sale Transaction” shall also include (I) an acquisition, merger, consolidation, or other business combination pursuant to which the business or assets of the PR Business are, directly or indirectly, combined with a third party not controlled (by ownership of a majority of the voting securities of such buyer or buyers) by SunCom’s current stockholders; (II) the acquisition, directly or indirectly, by a buyer or buyers (which term shall include a “group” of persons as defined in Section 13(d) of the Exchange Act, of equity interests or options, or any combination thereof constituting a majority of the then outstanding equity interests in the PR Business or possessing a majority of the then outstanding voting power of the equity interests in the PR Business (except as may occur with current stockholders or debtholders as a result of a restructuring), other than a buyer or buyer controlled by the current SunCom stockholders by ownership of a majority of the voting securities of such buyer or buyers; (III) any other purchase or acquisition of the PR Business, directly or indirectly, by a buyer or buyers other than a buyer or buyers controlled by the current SunCom stockholders by ownership of a majority of the voting securities of such buyer or buyers; or (IV) the formation of a joint venture or partnership with SunCom or direct investment in SunCom for the purpose of effecting a transfer of a significant interest in the PR Business to a third party.
          (B) The term “Sale Proceeds” means (I) the total amount of cash and fair market value (on the date of payment) of all property paid or payable (including amounts paid in escrow) in connection with the Sale Transaction (or any related transaction), including amounts paid or payable in respect of convertible securities, preferred equity securities, warrants, stock appreciation rights, options or similar rights, whether or not vested, plus (II) in the event of a sale of the capital stock of SunCom and/or its Affiliates, the principal amount of all indebtedness for borrowed money or other liabilities of SunCom and/or its Affiliates outstanding as of the closing date of the Sale Transaction, or, in the case of a sale of assets, all indebtedness for borrowed money or other liabilities assumed by the buyer. Sale Proceeds shall also include the aggregate amount of all dividends or other distributions declared by SunCom and/or its Affiliates after the date hereof other than normal quarterly cash dividends, and, in the case of a sale of assets, the net fair market value of any current assets not sold by SunCom and/or its Affiliates, less the book value of the current liabilities not assumed by the applicable buyer. For purposes of calculating Sale Proceeds, the value of securities, whether debt or equity, that are freely tradeable in an established public market will be determined on the basis of the average closing price in such market for the 10 trading days prior to the closing of the Sale Transaction (the “Valuation Date”); and the value of securities that have no established public market or other property will be the fair market value of such securities or other property on the Valuation Date. If Sale Proceeds include any restricted stock

(i.e. stock in a public company not freely tradeable), the value of the restricted stock shall be calculated by the Board in good faith.
     (C) The term “Affiliate”, as applied to a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.
     2. Business Efforts. The parties acknowledge and agree that the payment of the Sale Bonus pursuant to Section 1 of this Agreement is intended as compensation for services rendered to the Company and/or its Affiliates in connection with the consummation of a Sale Transaction. As a condition to the payment of the Sale Bonus, the Executive shall be required to devote substantially all of his business efforts, which shall be a minimum of 40 hours per week (and such additional hours as may be necessary to fulfill his responsibilities under the terms of the Existing Employment Agreement and this Agreement, as may be amended from time to time), to the management and operations of the Company and its Affiliates pending the consummation of a Sale Transaction. In performance of the Executive’s duties, the Executive will carry out and follow the directions of the Board (including the Operating Committee of the Board) in conformance with all laws and Company rules and policies. The Executive shall perform such duties (i) at the Company’s offices at 654 Munoz Rivera Ave, Suite 200, San Juan, Puerto Rico, or (ii) at any other business location of the Company or any of its Affiliates as necessary to carry out the operations of the business, or (iii) at any other location as the proper performance of the Executive’s duties may require with the direction of the Board or the Operating Committee; provided that the frequency and duration of any such travel or work at a location other than the Company’s offices in San Juan, Puerto Rico at the direction of the Board or the Operating Committee will be reasonable and take into consideration Executive’s family and other personal obligations. The Executive shall be entitled to engage in other activities permitted under Section 2 of the Employment Agreement, as amended, subject to the prior consent of the Board which consent shall not be unreasonably withheld.
     3. Expenses. Notwithstanding Section 4(c) (or any other provision) of the Original Employment Agreement, as amended, from and after the date of execution of any agreement to engage in a Sale Transaction, the Company shall pay or reimburse the Executive for all reasonable expenses incurred or paid by the Executive in performance of the Executive’s duties            solely for the Company and its Affiliates that are consistent with the policies of the Company and the business expense policies of the purchaser under such agreement (to the extent that such purchaser requests Executive’s compliance with such policies and discloses such policies to Executive).
     4. New Employment/Solicitation. The Executive represents that as of the date of this Agreement, the Executive has not entered into any agreement (oral or written) to engage in any employment, consulting or similar agreement or arrangement pursuant to which the Executive will provide services for any remuneration for any period during which the Executive is employed by the Company or for any period thereafter. The Executive further represents that he has not solicited any current or former employee of the Company or its Affiliates for employment or consulting on behalf of any other person or entity (other than the Company or its Affiliates). In the event that during the term of employment, the Executive receives any proposal to provide any person or entity (other than the Company or its Affiliates) employment, consulting or similar services by the Executive or any other employee of the Company or its Affiliates for any such period from any third party, the Executive shall not, without the prior consent of the Board: (i) enter into any such agreement or arrangement; (ii) otherwise engage in any discussions, negotiations or other communications with such third party or its representatives; (iii) solicit any current or former employee of the Company or its Affiliates for employment or consulting on behalf of any person or entity (other than the Company or its Affiliates); or (iv) induce or attempt to induce, influence or attempt to influence any person employed by the Company or its Affiliates to terminate his or her employment with such entity (other than in the normal course of carrying out his duties to the Company); provided that Executive, without seeking or obtaining the prior consent of the Board, shall be permitted to respond to unsolicited proposals for employment or the provision of consulting or similar services by informing the person(s) making such proposal either (i) that Executive is not interested in the proposal or (ii) that Executive is not permitted to engage in discussions or negotiations with respect to such proposal until after the consummation of the Sale Transaction.
     5. Remedies. In the event the Executive breaches any obligations under the terms of his Existing Employment Agreement and this Agreement as may be amended from time to time, in addition to any other available remedies under the Existing Employment Agreement and any other plan, arrangement or agreement with the Company or any of its Affiliates, the Executive will be ineligible to receive any portion of the Sale Bonus as set forth in Section 2 of this Agreement; provided that Executive shall not be deemed ineligible for the Sale Bonus based upon any such breach unless the Company and/or the Board has given him written notice of such breach, granted him a period during which to cure such breach of not less than five (5) business days, and he has failed to cure such breach during such period.
     6. All Other Provisions Remain Effective. Except as otherwise expressly modified by this Agreement, all other terms and conditions of the Employment Agreement shall continue in full force and effect. In the event of any inconsistency between the terms of the Employment Agreement and the terms of this Agreement, the terms of this Agreement shall control. This Agreement may be executed and delivered in counterparts, each of which shall be deemed to be an original, but all of which shall collectively constitute the same instrument.
          Please evidence your acceptance of the foregoing modification to the Employment Agreement by executing this Agreement where provided below and returning it to Laura Porter, Senior Vice President of Human Resources by October 1, 2007 in a sealed envelope marked “confidential”. If you have not returned a signed copy of this letter to her by that date, this offer will be automatically withdrawn and you will not be eligible to earn the Sale Bonus or the other benefits provided in this Agreement. If you timely sign and return this Agreement, it shall constitute the legally valid and binding obligation of the parties hereto, enforceable against such parties in accordance with its terms, and future references to your Employment Agreement shall mean the Employment Agreement as amended by this Agreement.
[Signatures Contained on Next Page]

[Signature Page for Burgos Employment Agreement Amendment]
          Pending execution of this Agreement or in the event you elect not to accept this offer, your employment shall continue under the terms of the Employment Agreement without regard to this Agreement.

SunCom Wireless Holdings, Inc.

By:	/s/ Edward Evans
Edward Evans
Chairman, Compensation Committee of Board of Directors

SunCom Wireless Management Company, Inc.

By:	/s/ M.E. Kalogris
Michael E. Kalogris
Chairman and Chief Executive Officer

Executive

/s/ Raul Burgos

Raul Burgos
Senior Vice President and
President of SunCom Wireless- Puerto Rico

EXHIBIT A
Form of Release
RECEIPT AND RELEASE AGREEMENT
          I, the undersigned, hereby acknowledge receipt of                      ($                    ), minus applicable withholding and deductions, as full payment of the Sale Bonus under the terms of the Letter Agreement dated September ___, 2007. I acknowledge and agree that in consideration of the Sale Bonus, I hereby irrevocably and unconditionally release SunCom Wireless Management Company, Inc. (the “Company”) and its parent companies, subsidiaries and affiliates, together with all of its and their respective employees, directors, shareholders, officers, members, managers, agents, representatives, predecessors, successors, assigns, and the like and all persons acting by, through or in concert with any of them (collectively, the “Releasees”) from any and all charges, liabilities, damages or causes of action (including attorneys’ fees and costs actually incurred) whatsoever that in any way relate to or arise out of my employment with the Company.
          I represent that in signing this Agreement I do not rely, and have not relied, on any representation or statement not set forth in this Agreement made by any representatives of the Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico, without regard to the choice of law rules thereof.
IN WITNESS WHEREOF, the undersigned has executed this Agreement this                      day of                     , 200_.

Signature:

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